                                                                 EXHIBIT 99


FOR IMMEDIATE RELEASE

Contact:  John F. Kenny, Jr.
          Executive Vice President and
          Chief Financial Officer
          (617) 535-4799


           IRON MOUNTAIN REPORTS FIRST-QUARTER 2000 FINANCIAL RESULTS

                          REVENUES INCREASE 94 PERCENT;
                          EBITDA DOUBLES TO $54 MILLION


BOSTON, MA - MAY 1, 2000 -- Iron Mountain Incorporated (NYSE: IRM), the global leader in records and information management services, today reported substantially higher revenues and EBITDA for the quarter ended March 31, 2000 compared with the same period in 1999.

Iron Mountain's total consolidated revenues for the first quarter of 2000 grew to $212 million, an increase of 94 percent compared with the same period in 1999, reflecting both internal growth and acquisitions. Internal revenue growth for the first quarter of 2000 was 14 percent.

Iron Mountain's earnings before interest, taxes, depreciation, amortization, extraordinary items, other income and merger-related expenses ("EBITDA") increased 100 percent to $54 million for the first quarter of 2000 compared with the same period in 1999. Merger-related expenses are certain expenses directly related to the Company's merger with Pierce Leahy Corp. that cannot be capitalized and include costs of exiting certain facilities, severance and pay-to-stay payments, system conversion costs and other transaction-related costs.

Storage revenues increased to $125 million for the first quarter of 2000 from $68 million for the same period in 1999. This marks the 45th consecutive quarter for which Iron Mountain has reported increased storage revenues. Storage revenues, which are considered a key performance indicator for the records and information management services industry, are largely recurring since customers typically retain their records for many years.


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IRON MOUNTAIN REVENUES INCREASE FOR FIRST QUARTER / PAGE 2


Richard Reese, the Company's Chairman and Chief Executive Officer, stated: "Iron Mountain continues to execute a successful strategy of investing for internal growth while supplementing that growth through domestic and international acquisitions. In the quarter, we posted strong internal growth and continued to advance our strategic acquisition program in Latin America and Europe. Most importantly, we are excited at having the Pierce Leahy organization join with us as we pursue our global strategy, become more cost efficient and share those efficiencies with our shareholders."

On February 1, 2000, Iron Mountain completed its acquisition of Pierce Leahy Corp., the Company's largest and best competitor, in a stock-for-stock merger valued at approximately $1.1 billion, including the assumption of debt and related transaction costs. Had the acquisition occurred on January 1, 2000, the Company's combined revenue for the quarter would have been $242 million. "As we proceed with integrating the Iron Mountain and Pierce Leahy organizations, we are highlighting and preserving the best attributes and business practices of each company and seeing a stronger combined company emerge," said Reese.

ACQUISITION SUCCESS ON ALL FRONTS

Iron Mountain completed five acquisitions, in addition to the Pierce Leahy transaction, since the end of 1999 for total consideration of approximately $19 million. The Company acquired Records Disposal, Inc., a secure information destruction services business serving Dallas and The File Vault, a business records management provider in Denver. Additionally, the Company announced a definitive agreement to acquire substantially all of the assets of Data Storage Centers, Inc. ("DSC") of Jacksonville, Florida for $54 million in cash. DSC operates in 14 markets located primarily in the southeastern United States. This acquisition, which is subject to customary closing conditions, is expected to close today.

Iron Mountain Europe continued its expansion program during the quarter with two acquisitions in Spain that broaden the lines of business offered there. Documentalia, S.A. and Boston Data, S.A. are leading businesses in healthcare information services and data security services, respectively, in the Madrid market. Iron Mountain South America Ltd. has consummated its first transaction with the acquisition of C.A.D.A. Storage S.A. located in Buenos Aires, Argentina.

As an international, full service provider of records and information management services, Iron Mountain currently provides services to over 100,000 customer accounts in 77 markets in the United States, including more than half of the Fortune 500, and over 15,000 customer accounts in 31 markets outside the United States. The Company currently operates nearly 500 records management facilities in the United States and approximately 90 outside the United States. For more information, visit our website at www.ironmountain.com.



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IRON MOUNTAIN REVENUES INCREASE FOR FIRST QUARTER / PAGE 3


This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) failure to fully realize the anticipated cost savings related to the Pierce Leahy merger in a timely manner because of difficulty in integrating the operations of the two companies and unanticipated costs as a result of the merger; (ii) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (iii) the cost and availability of financing for contemplated growth; and (iv) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.





NOTE: Condensed Consolidated Statements of Operations and Condensed Consolidated
      Balance Sheets of Iron Mountain Incorporated follow.

IRON MOUNTAIN REVENUES INCREASE FOR FIRST QUARTER / PAGE 4


                           IRON MOUNTAIN INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)

                                                                     THREE MONTHS ENDED
                                                                         MARCH 31,
                                                               -------------------------------
                                                                    2000            1999
                                                               ---------------- --------------
REVENUES:
   Storage                                                            $124,939      $  67,722
   Service and Storage Material Sales                                   87,198         41,649
                                                                      --------      ---------

      Total Revenues                                                   212,137        109,371

OPERATING EXPENSES:
   Cost of Sales (Excluding Depreciation)                              104,458         54,435
   Selling, General and Administrative                                  53,457         27,875
   Depreciation and Amortization                                        26,303         13,595
   Merger-Related Expenses                                                 516             --
                                                                      --------      ---------
      Total Operating Expenses                                         184,734         95,905
                                                                      --------      ---------

OPERATING INCOME                                                        27,403         13,466

INTEREST EXPENSE                                                        23,783         11,944
OTHER INCOME (EXPENSE)                                                    (781)            --
                                                                      --------      ---------
      Income from Continuing Operations Before Provision
         for Income Taxes and Minority Interest Expense                  2,839          1,522

PROVISION FOR INCOME TAXES                                               8,529          1,623
MINORITY INTEREST (INCOME) EXPENSE                                        (307)           147
                                                                      --------      ---------
      Loss from Continuing Operations                                   (5,383)          (248)

INCOME FROM DISCONTINUED OPERATIONS (NET OF APPLICABLE TAXES)               --             99
                                                                      --------      ---------
      Net Loss                                                        $ (5,383)     $    (149)
                                                                      ========      =========


LOSS FROM CONTINUING OPERATIONS PER COMMON  SHARE - BASIC AND DILUTED $  (0.11)     $   (0.01)
                                                                      ========      =========


NET LOSS PER COMMON  SHARE - BASIC AND DILUTED                        $  (0.11)     $   (0.01)
                                                                      ========      =========


WEIGHTED AVERAGE COMMON  SHARES OUTSTANDING - BASIC AND DILUTED         47,943         29,500
                                                                      ========      =========

EBITDA FROM CONTINUING OPERATIONS (1)                                 $ 54,222      $  27,061
                                                                      ========      =========

--------------
(1) Earnings before interest, taxes, depreciation, amortization, extraordinary items, other income and merger-related expenses.


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IRON MOUNTAIN REVENUES INCREASE FOR FIRST QUARTER / PAGE 5


                           IRON MOUNTAIN INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in Thousands)
                                   (Unaudited)



                                                                MARCH 31,      DECEMBER 31,
                                                                  2000             1999
                                                           ----------------- -------------------
ASSETS

CURRENT ASSETS:
   Cash and Cash Equivalents                                $   10,104       $    3,830
   Accounts Receivable (less allowances of $10,801
       and $5,740, respectively)                               160,860          104,074
   Other Current Assets                                         43,868           35,760
                                                            ----------       ----------
         Total Current Assets                                  214,832          143,664
                                                            ----------       ----------

PROPERTY, PLANT AND EQUIPMENT:
   Property, Plant and Equipment at Cost                       804,849          497,369
   Less: Accumulated Depreciation                             (107,076)         (93,630)
                                                            ----------       ----------
         Property, Plant and Equipment, net                    697,773          403,739
                                                            ----------       ----------

OTHER ASSETS:
   Goodwill, net                                             1,505,066          729,213
   Other Non-current Assets, net                                51,948           40,596
                                                            ----------       ----------
         Total Other Assets                                  1,557,014          769,809
                                                            ----------       ----------

         Total Assets                                       $2,469,619       $1,317,212
                                                            ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current Portion of Long-term Debt                        $   34,657       $    9,890
   Other Current Liabilities                                   210,069          140,458
                                                            ----------       ----------
         Total Current Liabilities                             244,726          150,348

LONG-TERM DEBT, NET OF CURRENT PORTION                       1,183,536          603,057
OTHER LONG-TERM LIABILITIES                                     44,830           32,775

MINORITY INTEREST                                               42,367           42,278

SHAREHOLDERS' EQUITY                                           954,160          488,754
                                                            ----------       ----------

         Total Liabilities and Shareholders' Equity         $2,469,619       $1,317,212
                                                            ==========       ==========






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